Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

TuHURA Biosciences, Inc.

(Exact Name of Registrant Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Time	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c), (f)(1) and (f)(3)	3,476,567(1)	N/A	$6,604,786(2)	0.00015310	$1,011.19

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	N/A

	Total Offering Amounts					$6,604,786		$1,011.19

	Total Fees Previously Paid							$0

	Total Fee Offsets

	Net Fee Due							$1,011.19

(1)

Represents the maximum number of shares of TuHURA Biosciences, Inc., a Nevada corporation (“TuHURA”) common stock, par value $0.001 per share (“TuHURA Common Stock”), estimated to be issuable by TuHURA upon the completion of the Mergers (defined below) following the proposed merger of Hura Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of TuHURA (“Merger Sub I”), with and into Kineta, Inc., a Delaware corporation (“Kineta”), with Kineta surviving such merger as a wholly owned subsidiary of TuHURA (the “First Merger”) and, immediately following the First Merger, the surviving corporation of the First Merger merging with and into Hura Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of TuHURA (“Merger Sub II”), with Merger Sub II surviving such merger (the “Second Merger,” and together with the First Merger, the “Mergers”) as a wholly owned subsidiary of TuHURA. The number of shares of TuHURA Common Stock to be registered includes the estimated maximum number of shares of TuHURA Common Stock that is expected to be issued (or become issuable) to Kineta stockholders as consideration for the exchange of their shares of Kineta common stock, par value $0.001 per share, pursuant to the Mergers equal to the quotient of (a) Twenty Million Dollars ($20,000,000) (assuming no applicable deductions) divided by (b) $5.7528 (which represents the fixed TuHURA Common Stock value per share, as described in the joint proxy statement/prospectus forming a part of this registration statement), rounded down to the nearest whole share.

(2)

Calculated pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the securities being registered was calculated based on the product of (a) $4.49, the average of the high and low prices per share of TuHURA Common Stock on the Nasdaq Capital Market on February 6, 2025, multiplied by (b) 3,476,567 (which represents the maximum number of shares of TuHURA Common Stock estimated to be exchanged in the Mergers, as described in footnote (1) above), minus $9,005,000 (the estimated maximum amount of cash to be paid by TuHURA to Kineta stockholders in the Mergers).